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                                                                   EXHIBIT 23.2

                                    CONSENT

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 1996, with respect to the financial statements of TEA Group Incorporated included in the Registration Statement and related Prospectus of Crown Castle International Corp. for the registration of $374,604,480 of 12.75% Senior Exchangeable Preferred Stock due 2010 and $371,044,268 of 12.75% Senior Subordinated Exchange Debentures due 2010.

                                                  /s/ Ernst & Young LLP
                                          -------------------------------------
                                                    Ernst & Young LLP

Atlanta, Georgia
February 2, 1999